                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                       HUTCHINSON TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park
Hutchinson, Minnesota 55350
320/587-3797

                                                               December 20, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Hilton Minneapolis, 1001 Marquette Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m., Minneapolis time, on Wednesday, January 26, 2000.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed Proxy and return it in the accompanying envelope, or vote the enclosed Proxy by telephone or via Internet, as quickly as possible, even if you plan to attend the Annual Meeting. You may revoke the Proxy and vote in person at that time if you so desire.

                                          Sincerely,

                                          /s/ Wayne M. Fortun

                                          Wayne M. Fortun
                                          Chief Executive Officer

                       HUTCHINSON TECHNOLOGY INCORPORATED

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 26, 2000

                         ------------------------------

     The Annual Meeting of Shareholders of Hutchinson Technology Incorporated will be held at the Hilton Minneapolis, 1001 Marquette Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m., Minneapolis time, on Wednesday, January 26, 2000 for the following purposes:

1. To elect a Board of Directors of eight directors, to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 24, 2000.

3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed November 30, 1999 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED, OR VOTE THE ENCLOSED PROXY BY TELEPHONE OR VIA INTERNET. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO BEING EXERCISED, AND RETURNING YOUR PROXY OR VOTING YOUR PROXY BY TELEPHONE OR INTERNET WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE THE PROXY.

                                          By Order of the Board of Directors,

                                          /s/ John A. Ingleman

                                          John A. Ingleman
                                          Secretary
Hutchinson, Minnesota
December 20, 1999

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                              GENERAL INFORMATION

     The enclosed Proxy is being solicited by the Board of Directors of Hutchinson Technology Incorporated (the "Company") for use in connection with the Annual Meeting of Shareholders to be held on Wednesday, January 26, 2000 at the Hilton Minneapolis, 1001 Marquette Avenue South, Minneapolis, Minnesota at 10:00 a.m. and at any adjournments thereof. Only shareholders of record at the close of business on November 30, 1999 will be entitled to vote at such meeting or adjournment. Proxies in the accompanying form which are properly signed and duly returned to an officer of the Company, or voted by telephone or via Internet, and not revoked will be voted in the manner specified. A shareholder executing a Proxy retains the right to revoke it at any time before it is exercised by notice in writing to an officer of the Company of termination of the Proxy's authority or a properly signed and duly returned Proxy bearing a later date.

     The address of the principal executive office of the Company is 40 West Highland Park, Hutchinson, Minnesota 55350 and the telephone number is (320) 587-3797. The mailing of this Proxy Statement and the Board of Directors' form of Proxy to shareholders will commence on or about December 20, 1999.

     Shareholder proposals intended to be presented at the Annual Meeting of Shareholders in the year 2001 that are requested to be included in the Proxy Statement for that meeting must be received by the Company at its principal executive office no later than August 22, 2000. Any other shareholder proposals intended to be presented at the Annual Meeting of Shareholders in the year 2001 must be received by the Company at its principal executive office no later than November 5, 2000.

     The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company present and entitled to vote is required for approval of each proposal presented in this Proxy Statement. A shareholder voting through a Proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on such proposal.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of November 30, 1999, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, each director, each director-nominee, each executive officer named in the Summary Compensation Table on page 10, and all executive officers and directors as a group. At November 30, 1999 there were 24,745,440 shares of Common Stock, par value $.01, issued and outstanding, each of which is entitled to one vote.

     NAME OF BENEFICIAL OWNER           AMOUNT AND NATURE OF           PERCENTAGE OF
       OR IDENTITY OF GROUP            BENEFICIAL OWNERSHIP(1)       OUTSTANDING SHARES
     ------------------------          -----------------------       ------------------
Spinnaker Technology Fund, L.P.,              3,312,000(2)                 13.38
Bowman Capital Management, LLC
and Lawrence A. Bowman
  San Mateo, California 94402
Jeffrey W. Green                                901,285(3)                  3.59
Wayne M. Fortun                                 795,179(4)                  3.14
W. Thomas Brunberg                                5,500(5)                   *
Archibald Cox, Jr.                               33,000(6)                   *
Harry C. Ervin, Jr.(7)                           20,000(8)                   *
Russell Huffer                                        0                      *
Steven E. Landsburg                               5,000(9)                   *
William T. Monahan                                    0                      *
Richard B. Solum                                  7,000(10)                  *
John A. Ingleman                                164,030(11)                  *
Richard J. Penn                                 109,710(12)                  *
Beatrice A. Graczyk                             111,559(13)                  *
Executive officers and directors as
  a
  group (14 persons)                          2,448,852(14)                 9.37

------------------------------
  *  Less than 1%.

 (1) Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares.

 (2) The number of shares indicated is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed jointly by Spinnaker Technology Fund, L.P., Bowman Capital Management, LLC and Lawrence A. Bowman on September 15, 1999, and reflects aggregate beneficial ownership as of September 14, 1999.

 (3) Of these shares, 660 are held by Mr. Green in joint tenancy with his wife and 133,800 are held in an IRA for Mr. Green. Includes 351,300 shares covered by currently exercisable options granted to Mr. Green.

 (4) Of these shares, 167,038 are held by Mr. Fortun in joint tenancy with his wife. Includes 584,170 shares covered by currently exercisable options granted to Mr. Fortun.

 (5) Of these shares, 1,150 are held in trusts, 1,050 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg's wife. Includes 3,000 shares covered by currently exercisable options granted to Mr. Brunberg.

 (6) Includes 3,000 shares covered by currently exercisable options granted to Mr. Cox.

 (7) Mr. Ervin, a director, has reached retirement age and will not be a nominee for re-election to the Board of Directors.

 (8) Includes 3,000 shares covered by currently exercisable options granted to Mr. Ervin.

 (9) Includes 3,000 shares covered by currently exercisable options granted to Mr. Landsburg.

(10) Of these shares 4,000 are held in an IRA for Mr. Solum and 3,000 shares are covered by options granted to Mr. Solum which are exercisable within 60 days hereof.

(11) Of these shares, 71,700 are held by Mr. Ingleman in joint tenancy with his wife. Includes 92,330 shares covered by currently exercisable options granted to Mr. Ingleman.

(12) All of these shares are covered by currently exercisable options granted to Mr. Penn.

(13) Of these shares, 54,150 are held by Ms. Graczyk in joint tenancy with her husband. Includes 57,340 shares covered by currently exercisable options granted to Ms. Graczyk.

(14) Includes 1,386,760 shares covered by currently exercisable options and 3,000 shares covered by options which are exercisable within 60 days hereof, granted to executive officers and directors of the Company.

                             ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than three nor more than nine directors, which number shall be determined by the shareholders at their annual meeting. Each director shall be elected at the Annual Meeting of Shareholders for a term of one year or until a successor is elected and has qualified. The Board of Directors has recommended that the number of directors to be elected for the ensuing year be set at eight and has nominated the eight persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board of Directors.

     All of the nominees named below, except Mr. Monahan, are current directors of the Company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the Proxies named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

     The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors is required for election to the Board of Directors of each of the eight nominees named below.

     The following table sets forth certain information as to each nominee for the office of director:

       NAME          AGE                     POSITION
-------------------  ---   ---------------------------------------------
Jeffrey W. Green     59    Chairman of the Board and Director
Wayne M. Fortun      50    President and Chief Executive Officer and
                           Director
W. Thomas Brunberg   59    Director
Archibald Cox, Jr.   59    Director
Russell Huffer       50    Director
Steven E. Landsburg  45    Director
William T. Monahan   52    Director-Nominee
Richard B. Solum     55    Director

     Mr. Green is a co-founder of the Company and has served as a director since the Company's formation in 1965. Mr. Green has been Chairman of the Board since January 1983, and served as the Company's Chief Executive Officer from January 1983 to May 1996. Mr. Green is also a director of Medwave, Inc. and Applied Biometrics, Inc.

     Mr. Fortun was elected President and Chief Operating Officer in 1983, Chief Executive Officer in May 1996, and is now President and Chief Executive Officer. He has served as a director of the Company since 1983. Mr. Fortun is also a director of G&K Services, Inc. and Excelsior-Henderson Motorcycle Manufacturing Company. Mr. Fortun has been with the Company since 1975.

     Mr. Brunberg became a director of the Company in 1975. He is a certified public accountant and has been a shareholder in the Minneapolis accounting firm of Brunberg Thoresen Diaby & Associates, Ltd. since March 1991.

     Mr. Cox became a director of the Company in 1996. Since February 1999, Mr. Cox has been President and Chief Executive Officer, and was Vice Chairman and President from October 1995 until February 1999, of Magnequench International, Inc., a manufacturer of magnets and magnetic material. He has been Chairman of Sextant Group, Inc., a financial advisory firm, since August 1993. Mr. Cox served as a Managing Director of Tiger Management Company, a hedge fund, from November 1993 to June 1994.

     Mr. Huffer became a director of the Company in 1999. Since June 1999, Mr. Huffer has been Chairman of Apogee Enterprises, Inc. ("Apogee"), a manufacturer of glass products, services and systems. He has been

President, Chief Executive Officer and a director of Apogee since January 1998, and has served in various senior management positions with Apogee or its subsidiaries since 1986.

     Mr. Landsburg became a director of the Company in 1997. He has been an Associate Professor of Economics at the University of Rochester since September 1991.

     Mr. Monahan has been Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, since March 1996. Mr. Monahan served as Group Vice President of the Electro and Communications Systems Group of Minnesota Mining and Manufacturing Company (3M) from June 1993 to March 1996.

     Mr. Solum became a director of the Company in 1999. Mr. Solum has been a partner in the law firm of Dorsey & Whitney LLP since July 1, 1998. He was a judge of the Hennepin County District Court from January 1992 through June 1998. Mr. Solum previously served as a director of the Company from 1977 until January 1992.

     None of the above nominees is related to each other or to any executive officer of the Company.

     The Company has an audit committee consisting of W. Thomas Brunberg, Russell Huffer and Richard B. Solum. The audit committee had three meetings in fiscal year 1999. The audit committee meets with the Chief Financial Officer and the Company's internal auditor and independent public accountants, and monitors and reviews the Company's system of internal controls, approves the scope and timing of the independent public accountants' audit and discusses the meaning and significance of the audited financial results. The Company has a compensation committee consisting of Harry C. Ervin, Jr. (Mr. Ervin has reached retirement age and will not be a nominee for re-election to the Board of Directors), Archibald Cox, Jr. and Steven E. Landsburg, which grants or makes recommendations to the Board of Directors concerning employee stock options, bonuses and other compensation. The compensation committee had four meetings in fiscal year 1999. The Company does not have a nominating committee.

     The Board of Directors held eight meetings during fiscal year 1999. Each non-employee director of the Company receives an annual fee of $20,000 and a fee of $1,000 for each Board meeting attended in person, $600 for each Board meeting attended by conference call, and $600 for each Board committee meeting attended by the director.

     All persons serving as non-employee directors of the Company are entitled to receive retirement benefits under the Company's Directors' Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, following cessation of service as a director of the Company (i) after at least five years of service on the Board of Directors, (ii) upon reaching age 65, or (iii) regardless of the length of service on the Board of Directors, as a result of such non-employee director's death or permanent disability while a director, a non-employee director (or his or her beneficiary) will receive a cash retirement benefit equal on an annual basis to the amount of the annual retainer fee (exclusive of meeting fees) in effect at the time such individual ceases to serve on the Board of Directors. The benefit is payable no less frequently than annually for a period equal to one-half of the period such non-employee director served on the Board of Directors up to a maximum payment period of five years. Payments otherwise due in installments may become payable in a lump sum upon the occurrence of certain change of control events specified in the Retirement Plan.

     Upon his election to the Board of Directors on January 26, 1999, Richard B. Solum received a stock option pursuant to the Hutchinson Technology Incorporated 1996 Incentive Plan (the "1996 Plan") to purchase 3,000 shares of Common Stock of the Company at an exercise price of $43.75, which was equal to the fair market value per share of the Common Stock at the time of the grant. Upon his appointment to the Board of Directors on September 1, 1999, Russell Huffer received a stock option pursuant to the 1996 Plan to purchase 3,000 shares of Common Stock of the Company at an exercise price of $27.00, which was equal to the fair market value per share of the Common Stock at the time of the grant. The options granted to non-employee directors generally are not exercisable for one year after the date of grant.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the Company's Board of Directors (the "Committee"), which is composed entirely of independent, outside directors, establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company, and administers the Company's stock option program. The Committee's intent is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward Company executives for achieving the financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's executive compensation package consists of three main components: (i) base salary; (ii) annual cash bonuses; and (iii) stock options. Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the deductibility of compensation over $1 million paid by a company to certain executive officers. The Section 162(m) limit does not apply to "performance-based compensation", and the stock options granted to executives in fiscal year 1999 pursuant to the Company's 1996 Incentive Plan have been structured to qualify as performance-based compensation for these purposes. The Company also believes that cash bonuses paid under the Hutchinson Technology Incorporated Incentive Bonus Plan (the "Bonus Plan"), if any, will qualify as performance-based compensation for Section 162(m) purposes and be deductible by the Company under current federal income tax laws.

BASE SALARY

     The base salary of each executive officer of the Company other than the Company's Chairman of the Board of Directors (the "Chairman"), but including the Company's Chief Executive Officer (the "CEO"), is determined annually by the Committee after considering the compensation levels of personnel with similar responsibilities at other companies in high technology industry and in manufacturing generally and, to a lesser extent, the Company's financial performance during the prior fiscal year. With respect to the Company's Chairman, base salary is determined annually by the Committee after considering the Chairman's expected job responsibilities during the fiscal year and the time required to meet such duties, and, to a lesser extent, the Company's financial performance during the prior fiscal year. In the case of executive officers other than the CEO and the Chairman, the individual performance of each executive officer is also given significant weight. Salary decisions concerning executive officers are made by the Committee at the beginning of each fiscal year of the Company in a review process which includes recommendations of the CEO and the Chairman for all executive officers other than themselves.

     To maintain a competitive level of executive compensation and retain superior personnel, the Committee annually evaluates the salary for each executive officer's position (other than the Chairman) based on two surveys on executive compensation for manufacturers in high technology industry and for manufacturers generally (the "Surveys"). Using the Surveys, the base salary of the CEO was targeted in fiscal year 1999 by the Committee to be at the median of the salary range for chief executive officers. With respect to all other executive officers, base salaries are targeted initially to be in line with the industry median for similar positions, as presented in the Surveys, with variations above or below the median based on individual performance, experience and job responsibility. All four peer companies constituting the Peer Composite Index presented in the performance graph on page 13 of this Proxy Statement are included in one of the Surveys.

     With respect to the Company's Chairman, the Committee assessed the expected job responsibilities of the Chairman for fiscal year 1999 and the time required to meet such duties, and arrived at a base salary for such fiscal year based on a proportion of the base salary paid to the Chairman in fiscal year 1998.

     With respect to all executive officers, including both the CEO and the Chairman, the Company's financial performance during the prior fiscal year also is considered in the Committee's annual review of base salaries. Current measures of financial performance are operating income and return on assets, each of which is of substantially equivalent importance in determining compensation.

     With respect to all executive officers, other than the CEO and the Chairman, the individual performance and achievements of each executive officer in the prior fiscal year also are given significant weight in the Committee's annual review of base salaries. Individual performance is assessed by an annual written performance appraisal and by quarterly reviews of specific "results objectives." The appraisal evaluates each officer's performance in areas such as leadership, vision setting, motivation and development of employees and global economic marketing and business know-how, and is prepared by the CEO following interviews by the CEO with each officer's peers and subordinates and discussion with the Chairman. In addition, the CEO assesses each officer's achievement of specific "results objectives" developed by turning corporate financial and strategic goals into specific personal objectives to be accomplished each fiscal quarter by each officer.

ANNUAL INCENTIVE COMPENSATION

     The Bonus Plan is designed (i) to provide incentives to the executive officers of the Company and its subsidiaries to produce a superior return to the Company's shareholders, (ii) to encourage such executive officers to remain in the employ of the Company and its subsidiaries, and (iii) to qualify compensation paid pursuant to the Bonus Plan as performance-based compensation within the meaning of Section 162(m). Executive officers of the Company and its subsidiaries are eligible to participate in the Bonus Plan, which is administered by the Committee. The Committee selects annually the executive officers it deems appropriate to participate in the Bonus Plan for that year. In fiscal year 1999, all of the eight eligible executive officers of the Company, including the CEO and the Chairman, were selected by the Committee to participate in the Bonus Plan.

     The Bonus Plan provides that within 90 days following the start of a specified "Performance Period", which is the Company's fiscal year, the Committee will select performance targets ("Targets"), the attainment of which will entitle the designated participants for that year to receive an award of bonus compensation, payable under the Bonus Plan in cash. Targets selected by the Committee for a Performance Period may be based on any one or more of the following: net earnings before or after income taxes; gross revenues; operating expenses; operating income; total shareholder return; or return on assets. Targets may be expressed in absolute amounts or measured on a per share basis or as a percentage change from preceding Performance Periods, and Targets may relate to one or more of corporate, group, unit, division, affiliate or individual performance.

     For fiscal year 1999, the Committee selected Targets intended as a means of assessing the Company's overall corporate financial performance. The Targets set
(i) the Company's corporate goals for both operating income and return on assets, and (ii) minimum thresholds to be achieved with respect to the Company's actual return on assets and with respect to a combined percentage of the two corporate goals for operating income and return on assets. The Targets for corporate goals were selected by the Committee in conjunction with recommendations by the CEO and the Chairman at the start of the fiscal year. Bonuses for executive officers, including the CEO and the Chairman, are paid under the Bonus Plan only if the Company achieves both the minimum prescribed level of actual return on assets as well as the minimum prescribed percentage of the corporate goals for operating income and return on assets that have been set as Targets under the Bonus Plan.

     If the required threshold levels of overall corporate financial performance (set by the Committee as Targets under the Bonus Plan) are achieved, bonuses for executive officers, including the CEO and the

Chairman, are determined by the Committee based on a bonus percentage (the "Bonus Percentage") of base salary that is assigned to each participating executive officer by the Committee at the start of the fiscal year. With respect to the CEO, the Bonus Percentage is set by the Committee after reviewing incentive compensation information for individuals in a similar position, as presented in the Surveys. With respect to the Chairman, the Bonus Percentage is set by the Committee after assessing the expected job responsibilities of the Chairman for the upcoming fiscal year. The Bonus Percentage for executive officers other than the CEO and the Chairman is set by the Committee after comparing each such officer's job responsibilities to those of comparable jobs, and the bonus percentage associated with such comparable jobs, as presented in the Surveys.

     The bonus amount actually paid out to each executive officer, including the Chairman and the CEO, will be based on the magnitude of positive overall corporate financial performance over the threshold level. If the threshold level of return on assets is attained, the total bonus paid to each executive officer is calculated by multiplying (i) the ratio of the Company's actual return on assets to the corporate goal for return on assets, (ii) the ratio of the Company's actual operating income to the corporate goal for operating income,
(iii) the applicable Bonus Percentage for such officer, and (iv) the base salary for such executive officer. The maximum percentage of base salary that will be paid under the Bonus Plan to each officer is twice the Bonus Percentage assigned to each officer.

     The Bonus Plan permits the Committee, at any time during or after a Performance Period, and in its sole discretion, to reduce or eliminate an award payable to any participant for any reason. To that end, the CEO reviews the individual performance of each executive officer, other than himself and the Chairman, for the subject fiscal year, based on the written performance appraisals and "results objectives" described above, and summarizes such reviews for the Committee. Based on such reviews of individual performance, the Committee may determine to reduce or eliminate any award that would otherwise be payable under the Bonus Plan.

     The Company's fiscal year 1999 overall corporate financial performance did not meet the minimum prescribed threshold level for the Company's actual return on assets or the minimum prescribed percentages of the Company's corporate goals for operating income and return on assets, set as Targets under the Bonus Plan by the Committee. As a result, neither the CEO nor the Chairman nor any other executive officer received any cash bonus for fiscal year 1999.

STOCK OPTIONS

     The Company's stock option program is intended to provide a long-term incentive for executive officers and other key employees. The purpose of the program is to promote the interests of the Company and its shareholders by providing all employees with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the Company believes the program will aid in attracting and retaining personnel of outstanding ability by providing such personnel with an opportunity to acquire a proprietary interest in the Company.

     The Committee administers the Company's 1988 Stock Option Plan, under which options to purchase Common Stock of the Company were granted by the Committee to key employees, including all executive officers. All shares of Common Stock available for option grants under the 1988 Stock Option Plan were used in option grants made by the Committee between 1988 and 1997. The Company's 1996 Plan is administered by the Committee and authorizes the Committee to grant options to purchase Common Stock of the Company to any full-time employee, including all executive officers, and to other individuals who are not employees but who provide services as advisors or consultants. Generally, options (under either the Company's 1988 Stock Option Plan or the 1996 Plan) are granted annually to purchase shares of Common

Stock over a ten-year period at the fair market value per share at the time the options are granted. Options granted during fiscal year 1999 generally are not exercisable for one year after the date of grant.

     The number of options to be awarded to the CEO and the Chairman is determined by the Committee on the basis of its view of each such officer's long-term individual performance and the overall strategic contribution of each such individual to corporate performance. Option grants to the CEO and the Chairman are made on the same terms as all other options granted by the Committee to other employees of the Company. In determining the number of options to be granted, the Committee takes into account the number of options then held by the CEO and the Chairman and the number of options granted as a percentage of all outstanding shares.

     The number of options to be awarded to each executive officer, other than the CEO and the Chairman, is proposed by the CEO after comparing each such officer's job responsibilities to those of comparable jobs, and the dollar value of option grants associated with such comparable jobs as presented in the Surveys, taking into account individual promotions during the fiscal year. The Committee reviews the recommendations of the CEO and approves the final list of such option recipients and the amounts of the awards.

                                          Compensation Committee:
                                          Harry C. Ervin, Jr., Chairman
                                          Archibald Cox, Jr.
                                          Steven E. Landsburg

                           SUMMARY COMPENSATION TABLE

     The following table shows, for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended September 26, 1999, as well as compensation earned by each such person for the two previous fiscal years:

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                                 ANNUAL COMPENSATION      SECURITIES
                                                ----------------------    UNDERLYING         ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR   SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION ($) (1)
---------------------------------------  ----   ----------   ---------   ------------   --------------------
Wayne M. Fortun                          1999    495,684           --       30,000              9,600
President and Chief                      1998    477,459           --       40,000              9,600
Executive Officer(2)                     1997    395,515      470,400      225,000              9,600

Jeffrey W. Green                         1999    225,014           --           --              9,600
Chairman of the Board                    1998    225,014           --           --              9,600
                                         1997    257,856      189,000           --              9,600

John A. Ingleman                         1999    223,283           --       11,390              9,600
Vice President, Chief                    1998    211,546           --       17,730             10,200
Financial Officer and                    1997    191,364      147,420       15,000              9,000
Secretary

Richard J. Penn                          1999    221,551           --       11,390              9,738
Vice President of                        1998    204,290           --       16,570             10,984
Sales and Marketing                      1997    173,671      132,308       75,000              9,011

Beatrice A. Graczyk                      1999    218,956           --       11,390             10,430
Vice President and                       1998    186,199           --       15,350             10,616
Chief Operating Officer(3)               1997    166,270      127,009       15,000              8,186

------------------------------
(1) Amounts for fiscal 1999 represent Company matching cash contributions under the Company's 401-K Plan.

(2) Mr. Fortun was Chief Operating Officer of the Company until March 24, 1999.

(3) Ms. Graczyk became Chief Operating Officer of the Company on March 24, 1999.

                                 OPTION TABLES

     The following tables summarize stock option grants to and exercises by the Named Executive Officers during the fiscal year ended September 26, 1999, and certain other information relative to such options:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                       INDIVIDUAL GRANTS                                              ANNUAL RATES OF
-----------------------------------------------------------------------------------------------            STOCK
                         SECURITIES           PERCENT OF                                          PRICE APPRECIATION FOR
                         UNDERLYING         TOTAL OPTIONS       EXERCISE OR                           OPTION TERM (3)
                           OPTIONS       GRANTED TO EMPLOYEES   BASE PRICE                        -----------------------
        NAME           GRANTED (#) (1)      IN FISCAL YEAR      ($/SHR) (2)    EXPIRATION DATE       5%           10%
---------------------  ---------------   --------------------   -----------   -----------------   ---------   -----------
Wayne M. Fortun            30,000                9.45             29.625      November 18, 2008    559,050     1,416,450
Jeffrey W. Green             --                   --              29.625      November 18, 2008      --           --
John A. Ingleman           11,390                3.59             29.625      November 18, 2008    212,253       537,779
Richard J. Penn            11,390                3.59             29.625      November 18, 2008    212,253       537,779
Beatrice A. Graczyk        11,390                3.59             29.625      November 18, 2008    212,253       537,779

------------------------------
(1) All such options are granted under the Company's 1996 Incentive Plan (the "1996 Plan"). Of the total number of such options granted to each Named Executive Officer, 3,375 are intended to be "incentive stock options" as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and the remainder are non-statutory stock options. Such options generally are not exercisable for one year after the date of grant. Such options become immediately exercisable, however, upon (a) death or disability of the holder, (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or liquidation or dissolution of the Company), or (c) cancellation of such options by the Committee, which administers the 1996 Plan, in the event of the proposed dissolution or liquidation of the Company or certain mergers, sales of corporate assets, statutory share exchanges or similar transactions. The holder is permitted to pay the exercise price and (if permitted by the Committee and subject to certain restrictions) any withholding taxes due upon exercise with either cash or shares of Common Stock.

(2) The exercise price of such options is not less than the Fair Market Value (as defined in the 1996 Plan) of a share of Common Stock at the time of grant.

(3) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission ("SEC"), and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL YEAR-END      IN-THE-MONEY OPTIONS AT
                        SHARES                                   (#)                 FISCAL YEAR-END ($) (2)
                     ACQUIRED ON    VALUE REALIZED   ---------------------------   ---------------------------
       NAME          EXERCISE (#)      ($) (1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------  ------------   --------------   -----------   -------------   -----------   -------------
Wayne M. Fortun         60,000         1,575,000       554,170        30,000        7,533,719      --
Jeffrey W. Green          --               --          351,300          --          6,772,553      --
John A. Ingleman        18,000           381,384        80,940        11,390        1,195,835      --
Richard J. Penn           --               --           98,320        11,390          920,337      --
Beatrice A. Graczyk       --               --           45,950        11,390          450,525      --

------------------------------
(1) Market value of underlying securities on date of exercise minus the exercise price.

(2) Market value of underlying securities at fiscal year-end minus the exercise price.

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing, for a period of five fiscal years ended September 26, 1999, the yearly cumulative total shareholder return on the Company's Common Stock with the yearly cumulative total shareholder return of the S&P 500 Index and an index of a group of peer companies selected by the Company (the "Peer Composite Index"). The comparison of total shareholder returns assumes that $100 was invested on September 25, 1994 in each of the Company, the S&P 500 Index and the Peer Composite Index, and that dividends were reinvested when and as paid. The companies in the peer group are Adaptec Incorporated, Applied Magnetics Corporation, Komag Incorporated and Cirrus Logic Incorporated. The Company is not included in the peer group. In calculating the yearly cumulative total shareholder return of the Peer Composite Index, the shareholder returns of the companies included in the peer group are weighted according to the stock market capitalizations of such companies at the beginning of each period for which a return is indicated.

                            HTI'S FISCAL YEAR ENDING

-------------------------------------------------------------------------------------------------------
                                           1994      1995      1996      1997      1998      1999
-------------------------------------------------------------------------------------------------------
    Hutchinson Technology                 $100.00   $249.54   $138.53   $366.06   $197.48   $306.88
-------------------------------------------------------------------------------------------------------
    Peer Composite                         100.00    237.76    160.84    145.56     32.51     81.58
-------------------------------------------------------------------------------------------------------
    S&P 500 Index                          100.00    126.55    149.27    205.62    227.27    277.87
-------------------------------------------------------------------------------------------------------

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder require directors and certain officers of the Company and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership of the Company's Common Stock and changes in such ownership with the SEC. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to fiscal year 1999, all required reports were filed on a timely basis during fiscal year 1999.

           RELATIONSHIP WITH AND APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP, independent public accountants, has been the auditors for the Company since 1979. The Board of Directors again has selected Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending September 24, 2000, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending September 24, 2000.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

                                    GENERAL

     The Annual Report and Form 10-K of the Company for the fiscal year 1999, including financial statements, is being mailed with this Proxy Statement.

     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the Proxies solicited by the Board of Directors will be voted by the Proxies named therein in accordance with their best judgment.

     The Company will pay the cost of soliciting Proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, director-nominees, officers and regular employees of the Company may solicit Proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

     SHAREHOLDERS WHO WISH TO OBTAIN AN ADDITIONAL COPY OF THE COMPANY'S 10-K ANNUAL REPORT, TO BE FILED WITH THE SEC FOR THE FISCAL YEAR ENDED SEPTEMBER 26, 1999, MAY DO SO WITHOUT CHARGE BY WRITING TO JOHN A. INGLEMAN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE COMPANY'S OFFICES, 40 WEST HIGHLAND PARK, HUTCHINSON, MINNESOTA 55350.

                                          By Order of the Board of Directors,

                                          /s/ John A. Ingleman

                                          John A. Ingleman
                                          Secretary

Dated: December 20, 1999

                           \/  Please detach here  \/
--------------------------------------------------------------------------------





                      HUTCHINSON TECHNOLOGY INCORPORATED
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS - JANUARY 26, 2000

     The undersigned, revoking any proxy heretofore given, hereby appoints Jeffrey W. Green, Wayne M. Fortun and Harry C. Ervin, Jr., and each of them, as Proxies, each with full power of substitution, for and in the name of the undersigned to vote, as designated on the reverse side hereof, all the shares of Common Stock of Hutchinson Technology Incorporated registered in the name of the undersigned at the close of business on November 30, 1999 upon the following matters more fully described in the Notice of and Proxy Statement for the Annual Meeting of Shareholders to be held on January 26, 2000 and at any adjournment thereof.


                           (Continued on other side)



--------------------------------------------------------------------------------

                                                           ---------------------
                                                           COMPANY #
                                                           CONTROL #
                                                           ---------------------
THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326
- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
-   Follow the simple instructions provided.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/HTCH/
-   Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
-   Follow the simple instructions provided.

VOTE BY MAIL -- IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
-   Mark, sign and date your proxy card.
- Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.


You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted by telephone or via Internet, you may change your vote by calling the toll free number again and following the instructions or signing on to the website and following the prompts. If you attend the Annual Meeting in person, you may revoke the proxy and vote in person at that time if you so desire.



                        \/    Please detach here    \/
--------------------------------------------------------------------------------




THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BELOW, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.

1. Election of Directors:   01 W. Thomas Brunberg    05 Russell Huffer      [ ] FOR all nominees (except as  [ ] WITHHOLD AUTHORITY
                            02 Archibald Cox, Jr.    06 Steven E. Landsburg     marked to the contrary)          to vote for all
                            03 Wayne M. Fortun       07 William T. Monahan                                       nominees listed at
                            04 Jeffrey W. Green      08 Richard B. Solum                                         left

                                                                             -------------------------------------------------------
(Instructions: To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)     -------------------------------------------------------

2. Ratification of the appointment of Arthur Andersen LLP as independent
public accountants for the 2000 fiscal year.                                 [ ] For           [ ] Against     [ ] Abstain

3. ANY OTHER BUSINESS WHICH MAY PROPERLY BE CONSIDERED AND ACTED UPON AT
SAID MEETING.


Address Change? Mark Box   [ ]
Indicate changes below:



                                         Date
                                             -----------------------------------

                                  ----------------------------------------------


                                  ----------------------------------------------

                                  Signature(s) in Box

                                  Joint owners should each sign personally.
                                  When signing as attorney, executor,
                                  administrator, guardian, custodian, or
                                  corporate official, sign name and title.